Exhibit (a)(1)(B)

OFFER TO AMEND
15% SENIOR PROMISSORY NOTES
AND
CONSENT SOLICITATION

OF FOXO TECHNOLOGIES INC.

THE OFFER PERIOD AND YOUR RIGHT TO WITHDRAW YOUR CONSENT WILL EXPIRE AT 11:59 P.M., EASTERN TIME, ON MAY 26, 2023, UNLESS THE OFFER PERIOD IS EXTENDED. THE COMPANY MAY EXTEND THE OFFER PERIOD AT ANY TIME.

THE OFFER IS BEING MADE SOLELY UNDER THIS OFFER LETTER AND THE RELATED ELECTION TO CONSENT TO ALL HOLDERS OF PIK NOTES.

FOXO Technologies Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), is making an offer to all holders of its 15% Senior Promissory Notes described below to receive, during the Offer Period (as defined below), 1.25 shares (the “Offer Consideration”) of our Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), for every $1.00 of the Original Principal Amount (as defined in the PIK Notes (as defined below)) of such holder’s PIK Notes, in exchange for the consent by such holder of PIK Notes to amendments to the PIK Note Purchase Agreement (as defined below) in the Offer (as defined below). The “Offer Period” is the period commencing on April 27, 2023 and ending at 11:59 p.m., Eastern Time, on May 26, 2023, or such later date to which the Company may extend the Offer (the “Expiration Date”). The Offer is made upon the terms and conditions in this Offer to Amend 15% Senior Promissory Notes and Consent Solicitation of FOXO Technologies Inc. (“Offer Letter”) and the related Election to Consent (together, as each may be amended or supplemented from time to time, the “Offer”).

The Offer is made to each holder of the Company’s 15% Senior Promissory Notes (the “PIK Notes”) that were issued to accredited investors in a private placement pursuant to a Senior Promissory Note Purchase Agreement, dated September 20, 2022, between the Company and each purchaser thereof (the “PIK Note Purchase Agreement”), outstanding as of April 27, 2023. Pursuant to the Offer, on the terms and subject to the conditions thereof, assuming receipt of Majority Consent and Stockholder Approval (each as defined below), the PIK Note Purchase Agreement, which governs all of the PIK Notes, will be amended to permit the following issuances by the Company of Class A Common Stock and Common Stock Equivalents (as defined in the PIK Note Purchase Agreement), without prepaying the PIK Notes as required by the existing terms thereof, in the form attached as Exhibit A-1 to the Election to Consent: (i) the issuance of shares of Class A Common Stock in connection with the Offer, (ii) the issuance of shares of Class A Common Stock in connection with the Exchange Offer (as defined below), (iii) the issuance of shares of Class A Common Stock or Common Stock Equivalents (as defined in the PIK Note Purchase Agreement) in connection with the 2022 Debenture Release (as defined below), (iv) the issuance of shares of Class A Common Stock or Common Stock Equivalents (as defined in the PIK Note Purchase Agreement) in (a) a private placement of the Company’s equity, equity-linked or debt securities resulting in gross proceeds to the Company no greater than $5 million (a “Private Placement”) and/or (b) a registered offering of the Company’s equity, equity-linked or debt securities resulting in gross proceeds to the Company no greater than $20 million (a “Public Financing”); provided that (A) the proceeds of a Private Placement resulting in gross proceeds to the Company of at least $2 million are used by the Company to prepay not less than 25% of the Outstanding Principal Balance (as defined in the PIK Notes) as of the date of prepayment on a pro rata basis upon the closing of such Private Placement, and (B) the proceeds of a Public Financing resulting in gross proceeds to the Company of at least $10 million are used by the Company to prepay all of the Outstanding Principal Balance as of the date of prepayment upon the closing of such Public Financing, and (v) the issuance of shares of Class A Common Stock or Common Stock Equivalents (as defined in the PIK Note Purchase Agreement) as Private Placement Additional Consideration (as defined below) (collectively, the “PIK Note Amendment”).

The PIK Note Amendment is subject to the consent of holders that purchased at least 50.01% in interest of the aggregate principal balance of the PIK Notes (the “Majority Consent”). Obtaining the Majority Consent to approve the PIK Note Amendment is a condition to the Offer, which condition may be waived by the Company.

The Class A Common Stock is listed on NYSE American LLC (“NYSE American”) and, as a result, we are subject to the rules and regulations of NYSE American. Although we do not know the exact number of shares of Class A Common Stock to be issued pursuant to the Offer, it is likely that the consummation of the Offer will result in the issuance of more than 20% of our currently outstanding Class A Common Stock. As a result, stockholder approval of the issuance (the “Stockholder Approval”) is required by Section 713(a) of the NYSE American Company Guide, and such issuance will be submitted to the Company’s stockholders for approval at our 2023 annual meeting of stockholders (the “Annual Meeting”) tentatively scheduled to be held on May 26, 2023. Obtaining the Stockholder Approval is a condition to the Offer, which condition may not be waived by the Company.

Assuming the Company receives consents from all PIK Note holders and Stockholder Approval is obtained, the Company will issue on a pro rata basis to the holders of the PIK Notes in the Offer approximately 4,321,875 shares of Class A Common Stock in consideration for the PIK Note Amendment, on the terms and subject to the conditions of the Offer.

The PIK Notes and the Class A Common Stock issuable in the Offer are “restricted securities” and may not be sold by the holder absent a registration statement covering the resale of the shares or an exemption from the registration requirements of federal and applicable state securities laws. There is no established trading market for the PIK Notes, and we do not intend to list the PIK Notes for trading on any exchange or market. The Company will undertake at its sole expense to file a resale registration statement with the U.S. Securities and Exchange Commission (the “SEC”) covering all of the shares of Class A Common Stock to be issued pursuant to the Offer (the “Registration Statement”) promptly following the issuance of such shares of Class A Common Stock to holders of the PIK Notes in the Offer, but no later than 30 days thereafter. The Company may not effect a reverse split of the outstanding shares of Class A Common Stock sooner than 15 calendar days after the Registration Statement is declared effective by the SEC without prepaying the PIK Notes in full.

In order to participate in the Offer, holders of PIK Notes must agree to a general release in the form attached as Exhibit A-5 to the Election to Consent (the “General Release Agreement”).

Concurrently with the Offer, the Company is also conducting an offer, pursuant to separate offer documents, in which the Company is offering to each holder of the Company’s then outstanding warrants to purchase one share of Class A Common Stock per warrant at an exercise price per share of $6.21, subject to adjustment, that were originally issued to accredited investors by FOXO Technologies Operating Company (“Legacy FOXO”) in a private placement of convertible debentures (the “2021 Debentures”) and warrants and assumed by the Company (f/k/a Delwinds Insurance Acquisition Corp. (“Delwinds”)) in connection with the business combination between the Company and Legacy FOXO consummated on September 15, 2022 (the “Business Combination” and such assumed warrants, the “Assumed Warrants”), to receive 4.83 shares of Class A Common Stock in exchange for each outstanding Assumed Warrant tendered by the holder and exchanged pursuant to such offer (the “Exchange Offer”). If all outstanding Assumed Warrants are tendered in the Exchange Offer, the Company’s obligation to issue 1,905,853 shares of Class A Common Stock under the Assumed Warrants would be eliminated and approximately 9,205,270 shares of Class A Common Stock, subject to the stockholder approval, would be issued to the Assumed Warrant holders in exchange for the Assumed Warrants.

As part of the Exchange Offer, the Company is also soliciting consents from holders of the Assumed Warrants to amend and restate, in accordance with its terms (the “Warrant Amendment”), the Securities Purchase Agreement, dated as of January 25, 2021, by and between Legacy FOXO (and assumed by the Company in connection with the Business Combination) and each purchaser of securities identified on the signature pages thereto (as amended, the “Securities Purchase Agreement”), which governs all of the Assumed Warrants, to provide that the issuance of shares of Class A Common Stock and certain issuances of Common Stock Equivalents (as defined in the Securities Purchase Agreement) in connection with the Offer, the Exchange Offer, the 2022 Debenture Release (as defined below), a Private Placement and a Public Financing, and as Private Placement Additional Consideration (as defined below), as well as any previous issuance or deemed issuance of Class A Common Stock or Common Stock Equivalents (as defined in the Securities Purchase Agreement) do not trigger, and cannot be deemed to have triggered, an anti-dilution adjustment of the exercise price and underlying shares of Assumed Warrants. Pursuant to the terms of the Securities Purchase Agreement, the consent of the holders of Assumed Warrants that purchased at least 50.01% in interest of the 2021 Debentures, based on the initial subscription amounts thereof, would be required to approve the Warrant Amendment.

The Offer and this Offer Letter do not relate to the Exchange Offer or the Warrant Amendment.

In connection with the Exchange Offer, on the terms and subject to the conditions of the Exchange Offer, the Company will undertake at its sole expense to file a resale registration statement with the SEC covering all of the shares of Class A Common Stock to be issued pursuant to the Exchange Offer promptly following the issuance of such shares of Class A Common Stock to holders of the Assumed Warrants in the Exchange Offer, but no later than 30 days thereafter.

The board of directors of the Company has also authorized the Company to offer Class A Common Stock or Common Stock Equivalents (as defined in the PIK Note Purchase Agreement or the Securities Purchase Agreement, as applicable) in exchange for a general release by the former holders of debentures issued in 2022 by Legacy FOXO (the “2022 Debentures”), which 2022 Debentures were automatically converted into Class A common stock of Legacy FOXO and exchanged by the Company for Class A Common Stock in connection with the Business Combination, subject to stockholder approval and other conditions to be determined by the Company, at a future date to be determined by the Company (the “2022 Debenture Release”). As currently contemplated, and subject to change, each former holder of the 2022 Debentures that executes such general release would receive approximately 0.67 shares of Class A Common Stock for every $1.00 of original principal amount of its 2022 Debentures, and if all former holders of 2022 Debentures execute such general release, approximately 18,760,000 shares of Class A Common Stock would be issued by the Company to such former holders of the 2022 Debentures.

If the Company conducts a Private Placement because the PIK Note Amendment has been approved, each investor who participates in the Private Placement who was a holder of PIK Notes or Assumed Warrants as of the commencement of the Offer or the Exchange Offer, as applicable, and each former holder of 2022 Debentures, may receive additional shares of Class A Common Stock or Common Stock Equivalents (as defined in the PIK Note Purchase Agreement or the Securities Purchase Agreement, as applicable) as further consideration for participating in the Private Placement, in addition to the equity purchase price and other terms of such Private Placement offered to all investors, whether or not such holder of PIK Notes consented to the PIK Note Amendment in the Offer and whether or not such holder of Assumed Warrants tendered its Assumed Warrants or consented to the Warrant Amendments in the Exchange Offer (the “Private Placement Additional Consideration”).

By executing and delivering the Election to Consent with respect to PIK Notes, together with any other required documents in accordance with the terms of the Offer, electing thereby to participate in the Offer, you will be deemed to have authorized, approved, consented to and executed the PIK Note Amendment and the General Release Agreement.

The Class A Common Stock and the Company’s public warrants are listed on NYSE American under the symbols “FOXO” and “FOXO WS,” respectively. On April 26, 2023, the last reported sale prices on NYSE American for the Class A Common Stock and the Company’s public warrants were $0.43 and $0.02, respectively. As of April 27, 2023, there were PIK Notes outstanding with an aggregate Outstanding Principal Balance of $3,721,674.61. PIK Note holders should obtain current market quotations for the shares of Class A Common Stock before deciding whether to consent to the PIK Note Amendment in the Offer.

The Offer is to permit holders of PIK Notes to consent to the PIK Note Amendment in exchange for the Offer Consideration. No fractional shares of Class A Common Stock will be issued pursuant to the Offer. PIK Note holders will only receive whole shares of Class A Common Stock. In lieu of issuing fractional shares of Class A Common Stock to which any holder of PIK Notes would otherwise have been entitled, the Company will round the number of shares to which such holder is entitled down to the closest whole number of shares.

If you elect to consent to the PIK Note Amendment in response to the Offer, please follow the instructions in this Offer Letter and the related documents, including the Election to Consent.

If you consent to the PIK Note Amendment, you may withdraw your consent at any time before the Expiration Date by following the instructions in this Offer Letter. In addition, consents that are not accepted by us in exchange for the Offer Consideration by June 26, 2023 may thereafter be withdrawn by you until such time as the consents are accepted by us in exchange for the Offer Consideration. If you withdraw your consent to the PIK Note Amendment, your consent to the General Release Agreement will be withdrawn as well.

Investing in the Class A Common Stock involves a high degree of risk. See “The Offer, Section 15, Forward-Looking Statements; Risk Factors” for a discussion of information that you should consider before consenting to the PIK Note Amendment in the Offer.

The Offer will commence on April 27, 2023 (the date the materials relating to the Offer are first sent to the PIK Note holders) and end on the Expiration Date.

A detailed discussion of the Offer is contained in this Offer Letter. We may amend, terminate or cancel the Offer at any time with requisite notice, as further described in this Offer Letter. Holders of PIK Notes are strongly encouraged to read this entire package of materials, and the publicly-filed information about the Company referenced herein, as well as any supplemental disclosure regarding the Offer before making a decision regarding the Offer.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR JOSEPH GUNNAR & CO., LLC (“JOSEPH GUNNAR”), THE INFORMATION AGENT AND THE DEALER MANAGER FOR THE OFFER (THE “INFORMATION AGENT/DEALER MANAGER”), MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD CONSENT TO THE PIK NOTE AMENDMENT AND THE GENERAL RELEASE AGREEMENT. EACH HOLDER OF PIK NOTES MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO CONSENT TO THE PIK NOTE AMENDMENT AND THE GENERAL RELEASE AGREEMENT.

Neither the SEC nor any state securities commission has approved or disapproved of the Offer Letter or the Election to Consent or passed upon the merits or fairness of the Offer or the accuracy or adequacy of the disclosure in this Offer Letter or the Election to Consent. Any representation to the contrary is a criminal offense.

IMPORTANT PROCEDURES

If you want to consent to the PIK Note Amendment in the Offer, you must complete and sign the Election to Consent according to its instructions and deliver the Election to Consent and any other documents required by the Election to Consent to us.

TO CONSENT TO THE PIK NOTE AMENDMENT IN THE OFFER, YOU MUST CAREFULLY FOLLOW THE PROCEDURES DESCRIBED IN THIS OFFER LETTER, THE ELECTION TO CONSENT AND THE OTHER DOCUMENTS DISCUSSED HEREIN RELATED TO THE OFFER.

NO FRACTIONAL SHARES OF CLASS A COMMON STOCK WILL BE ISSUED IN THE OFFER. IN LIEU OF ISSUING FRACTIONAL SHARES OF CLASS A COMMON STOCK TO WHICH ANY HOLDER OF PIK NOTES WOULD OTHERWISE HAVE BEEN ENTITLED, THE COMPANY WILL ROUND THE NUMBER OF SHARES TO WHICH SUCH HOLDER IS ENTITLED DOWN TO THE CLOSEST WHOLE NUMBER OF SHARES.

EVEN IF YOU DO NOT CONSENT TO THE PIK NOTE AMENDMENT IN THE OFFER, THE TERMS OF YOUR PIK NOTES WILL BE AMENDED IF THE PIK NOTE AMENDMENT IS APPROVED BY THE HOLDERS OF THE REQUISITE ORIGINAL PRINCIPAL AMOUNT OF THE PIK NOTES.

THE OFFER RELATES TO THE PIK NOTES THAT WERE ISSUED BY THE COMPANY PUSUANT TO THE PIK NOTE PURCHASE AGREEMENT. HOLDERS OF ANY AND ALL OUTSTANDING PIK NOTES ARE ELIGIBLE TO CONSENT TO THE PIK NOTE AMENDMENT PURSUANT TO THE OFFER. AS OF APRIL 27, 2023, THERE WERE PIK NOTES OUTSTANDING WITH AN AGGREGATE OUTSTANDING PRINCIPAL BALANCE OF $3,721,674.61.

THE COMPANY RESERVES THE RIGHT TO EXERCISE ITS ABILITY TO PREPAY THE PIK NOTES IF AND WHEN IT IS PERMITTED TO DO SO PURSUANT TO THE TERMS OF THE PIK NOTES.

If you have any questions or need assistance, you should contact Joseph Gunnar & Co., LLC, the Information Agent/Dealer Manager for the Offer. You may request additional copies of this Offer Letter or the Election to Consent from the Information Agent/Dealer Manager. The Information Agent/Dealer Manager may be reached at:

1000 RXR Plaza, Uniondale, NY 11556

Please call: (212) 440-9600

Email: VMiscioscia@jgunnar.com

We are not making the Offer to, and will not accept any consents from, PIK Note holders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to PIK Note holders in any such jurisdiction.

You should rely only on the information contained in this Offer Letter and in the Election to Consent or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer Letter or in the Election to Consent. If anyone makes any recommendation or gives any information or representation regarding the Offer, you should not rely upon that recommendation, information or representation as having been authorized by us, our board of directors or the Information Agent/Dealer Manager. You should not assume that the information provided in the Offer is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this Offer Letter.

We are relying on Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder, to exempt the Offer from the registration requirements of the Securities Act. Other than the Information Agent/Dealer Manager, we do not have any contract, arrangement or understanding relating to the payment of, and will not, directly or indirectly, pay, any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting consents in the Offer. In addition, none of the Information Agent/Dealer Manager or any broker, dealer, salesperson, agent or any other person is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Offer. Our officers, directors and regular employees may solicit consents from holders of the Assumed Warrants and will answer inquiries concerning the terms of the Offer, but they will not receive additional compensation for soliciting consents or answering any such inquiries.

i

SUMMARY TERM SHEET

An investment in the Class A Common Stock involves risks. You should carefully consider the information provided under the heading “The Offer, Section 15, Forward-Looking Statements; Risk Factors” beginning on page 23.

The Company	FOXO Technologies Inc., a Delaware corporation. For more information about the Company, see “The Offer, Section 5.A., Background and Purpose of the Offer — Information Concerning FOXO Technologies Inc.”

Securities Subject to the Offer	The Offer is made to each holder of the PIK Notes that were issued to accredited investors in a private placement pursuant to the PIK Note Purchase Agreement, outstanding as of April 27, 2023. Holder of any and all outstanding PIK Note are eligible to participate in the Offer. As of April 27, 2023, there were PIK Notes outstanding with an aggregate Outstanding Principal Balance of $3,721,674.61. The PIK Notes mature on April 1, 2024 (the “Maturity Date”), and accrue interest at an annual interest rate of 15%, commencing on the issuance date, compounded quarterly on each December 20, March 20, June and September 20 until the Maturity Date and on the Maturity Date itself (each, an “Interest Payment Due Date”). Interest is payable by increasing the principal amount of the PIK Note (with such increased amount accruing interest as well) on each Interest Payment Due Date. Commencing on November 1, 2023, and on each one month anniversary thereof, the Company is required to pay the holder of the PIK Notes an equal amount until the outstanding principal balance has been paid in full on the Maturity Date. If the PIK Notes are prepaid in the first year, the Company is required to pay the holders in addition to the original principal amount the interest that would have been payable through the first year. See “The Offer, Section 1, General Terms” and “The Offer, Section 10, Transactions and Agreements Concerning the Company’s Securities – PIK Note Purchase Agreement.”

The Offer to Issue Class A Common Stock in Exchange for Consent

The Offer permits holders of PIK Notes to consent to the PIK Note Amendment in exchange for 1.25 shares of Class A Common Stock for every $1.00 of the Original Principal Amount of such holder’s PIK Notes. In lieu of issuing fractional shares of Class A Common Stock, the Company will round down any fractional shares to which any holder of PIK Notes would otherwise have been entitled to the closest whole number of shares. See “The Offer, Section 1, General Terms.”

As of April 27, 2023, there were 27,418,069 shares of Class A Common Stock outstanding. The shares issuable pursuant to the Offer, assuming all PIK Note holders participate in the Offer, represent approximately 15.8% of the outstanding shares of Class A Common Stock as of April 27, 2023. The Class A Common Stock is listed on NYSE American under the symbol “FOXO.” On April 26, 2023, the last reported sale price on NYSE American for the Class A Common Stock was $0.43. See “The Offer, Section 1, General Terms” and “The Offer, Section 8, Price Range of Class A Common Stock.”

We are relying on Section 4(a)(2) of the Securities Act, and Rule 506 promulgated thereunder, to exempt the Offer from the registration requirements of the Securities Act. As part of the Election to Consent, the holders of the PIK Notes must complete an Accredited Investor Questionnaire. The Company will not accept any Election to Consent from or on behalf of any PIK Notes holder if the Company determines that a valid exemption from registration is not available under the Securities Act, and the Company may be required to cancel the Offer if any holder is not an “accredited investor.” See “The Offer, Section 13, Conditions; Termination; Waivers; Extensions; Amendments.”

Stockholder Approval	Stockholder Approval is required pursuant to the NYSE American Company Guide, and such issuance will be submitted to the Company’s stockholders for approval at the Annual Meeting. Obtaining the Stockholder Approval is a condition to the Offer, which condition may not be waived by the Company. See “The Offer, Section 6, Stockholder Approval.”

Registration	The shares of Class A Common Stock issuable in the Offer are “restricted securities” and may not be sold by the holder absent a registration statement covering their resale or an exemption from the registration requirements of federal and applicable state securities laws. The Company will undertake at its sole expense to file the Registration Statement with the SEC covering all of the shares of Class A Common Stock to be issued pursuant to the Offer promptly following the issuance of such shares to holders of the PIK Notes, but no later than 30 days thereafter. See “The Offer, Section 7, Registration.”

General Release	In order to participate in the Offer, holders are required to consent (by executing the Election to Consent) to the General Release Agreement attached as Exhibit A-5 to the Election to Consent. See “The Offer, Section 1, General Terms.”

U.S. Federal Income Tax Consequences of the Offer

Although not entirely free from doubt, we intend to treat the issuance of Class A Common Stock to each of the holders of PIK Notes pursuant to the Offer as an amendment fee that is treated as interest income to the extent of any accrued and previously unpaid interest on the PIK Notes, and then treated as a repayment of principal on such PIK Notes thereafter. Each holder of PIK Notes should recognize interest income equal to the fair market value of the Class A Common Stock received to the extent of the accrued but unpaid interest on those PIK Notes, with such amount characterized as ordinary income for U.S. federal and state income tax purposes. To the extent that the fair market value of the Class A Common Stock received exceeds the accrued but unpaid interest on the PIK Notes, the difference between the fair market value of the Class A Common Stock and the accrued but unpaid interest should be treated as a return of principal.

Because this treatment is not entirely free from doubt, holders of PIK Notes are urged to review the section entitled “The Offer, Section 14, Material U.S. Federal Income Tax Consequences” for more information.

Reasons for the Offer	The purposes of the Offer are (i) to allow the Company to (A) pursue certain equity, equity-linked or debt financing and (B) issue shares of Class A Common Stock, or in certain cases Common Stock Equivalents (as defined in the PIK Note Amendment) in connection with the Offer, the Exchange Offer, the 2022 Debenture Release, and as Private Placement Additional Consideration, in each case without being required to obtain the consent of the holders of the PIK Notes or repay in full the PIK Notes, and (ii) to obtain a general release from the holders of PIK Notes pursuant to the General Release Agreement in the form attached to the Election to Consent as Exhibit A-5. For further details on the reasons for the Offer, see “The Offer, Section 5.D., Background and Purpose of the Offer — Purpose of the Offer.”

Expiration Date of Offer	11:59 p.m., Eastern Time, on May 26, 2023, or such later date to which we may extend the Offer. See “The Offer, Section 13, Conditions; Termination; Waivers; Extensions; Amendments.”

Withdrawal Rights	If you consent in the Offer and change your mind, you may withdraw your consent at any time until the Expiration Date, as described in greater detail under “The Offer, Section 3, Withdrawal Rights.”

Conditions of the Offer

The Offer is conditioned upon, among other things, the Stockholder Approval, which may not be waived by the Company, and the receipt of consent of holders that purchased at least 50.01% in interest of the aggregate Principal balance of the PIK Notes (which is the minimum amount required to amend the PIK Note Purchase Agreement), which may be waived by the Company in its sole discretion. We may cancel the Offer if any of the conditions of the Offer are not satisfied prior to the Expiration Date. For a detailed description of the conditions of the Offer, see “The Offer, Section 13, Conditions; Termination; Waivers; Extensions; Amendments.”

In addition, as noted above under “The Offer to Issue Class A Common Stock in Exchange for Consent” in this “Summary Term Sheet,” the Company may be required to cancel the Offer if any PIK Note holder is not an “accredited investor.” See also “The Offer, Section 13, Conditions; Termination; Waivers; Extensions; Amendments.”

Board of Directors’ Recommendation	Our board of directors has approved the Offer. However, none of the Company, its directors, officers or employees, nor the Information Agent/Dealer Manager, makes any recommendation as to whether to consent to the PIK Note Amendment. You must make your own decision as to whether to consent to the PIK Note Amendment. See “The Offer, Section 1.C., General Terms — Board Approval of the Offer; No Recommendation; Holder’s Own Decision.”

How to Consent to the PIK Note Amendment	To consent to the PIK Note Amendment, you must complete the actions described herein under “The Offer, Section 2, Procedure for Consenting to the PIK Note Amendment” before the Expiration Date. By executing and delivering an Election to Consent, together with any other required documents in accordance with the terms of the Offer, electing thereby to participate in the Offer, you will be deemed to have authorized, approved, consented to and executed the PIK Note Amendment and the General Release Agreement. See “The Offer, Section 2, Procedure For Consenting to the PIK Note Amendment.”

Questions or Assistance	Please direct questions or requests for assistance, or for additional copies of this Offer Letter, the Election to Consent or other materials to the Information Agent/Dealer Manager. The contact information for the Information Agent/Dealer Manager is located on the back cover of this Offer Letter.

THE OFFER

Risks of Participating in the Offer

Participation in the Offer involves a number of risks, including, but not limited to, the risks identified in Section 15 below. Holders should carefully consider these risks and are urged to speak with their personal financial, investment and/or tax advisors as necessary before deciding whether to participate in the Offer. In addition, we strongly encourage you to read this Offer Letter in its entirety and review the documents referred to in Sections 10, 12, 15 and 17.

1. GENERAL TERMS

The Offer is to permit holders of PIK Notes to consent to the PIK Note Amendment in exchange for 1.25 shares of Class A Common Stock for every $1.00 of the Original Principal Amount of such holder’s PIK Notes. In the PIK Note Purchase Agreement, which governs all of the PIK Notes, the Company has agreed to no additional equity or debt financing without the consent of a majority of the holders of the PIK Notes, other than to be utilized for amortization of the PIK Notes.

No fractional shares of Class A Common Stock will be issued. In lieu of issuing fractional shares of Class A Common Stock to which any holder of PIK Notes would otherwise have been entitled, the Company will round the number of shares to which such holder is entitled down to the closest whole number of shares. The Company may also prepay the PIK Notes during the Offer Period in accordance with the terms of the PIK Notes.

Assuming the Company receives consents from all PIK Note holders and Stockholder Approval is obtained, the Company will issue on a pro rata basis to the holders of the PIK Notes approximately 4,321,875 shares of Class A Common Stock in consideration for the PIK Note Amendment, on the terms and subject to the conditions of the Offer.

As of April 27, 2023, there were 27,418,069 shares of Class A Common Stock outstanding. The shares issuable in the Offer, assuming all PIK Note holders participate in the Offer, represent approximately 15.8% of the outstanding shares of Class A Common Stock as of April 27, 2023.

You may consent to the PIK Note Amendments on the terms set forth herein. Holders of any and all outstanding PIK Notes are eligible to participate in the Offer. As of April 27, 2023, there were PIK Notes outstanding with an aggregate Outstanding Principal Balance of $3,721,674.61.

If you elect to consent to the PIK Note Amendment in response to the Offer, please follow the instructions in this Offer Letter and the related documents, including the Election to Consent.

If you participate in the Offer, you may withdraw your consent before the Expiration Date by following the instructions in this Offer Letter. In addition, consents that are not accepted by us in exchange for shares of Class A Common Stock by June 26, 2023 may thereafter be withdrawn until such time as the consents are accepted by us in exchange for shares of Class A Common Stock. If you withdraw your consent to the PIK Note Amendment, your consent to the General Release Agreement will be withdrawn as well.

In order to participate in the Offer, holders of PIK Notes are also required to consent (by executing the Election to Consent) to the General Release Agreement attached as Exhibit A-5 to the Election to Consent. The General Release Agreement will have an effective date as of the Expiration Date. Pursuant to the General Release Agreement, holders of PIK Notes who participate in the Offer will release all claims against the Company accrued prior to the Expiration Date, with exceptions related to the Company’s repayment obligations under the PIK Notes and the PIK Note Purchase Agreement. We urge that you carefully read the General Release Agreement in its entirety.

A. Period of Offer

The Offer will only be open for a period beginning on April 27, 2023 and ending on the Expiration Date. We expressly reserve the right, in our sole discretion, at any time or from time to time, prior to the Expiration Date, to extend the period of time during which the Offer is open. There can be no assurance, however, that we will exercise our right to extend the Offer.

B. Board Approval of the Offer; No Recommendation; Holder’s Own Decision

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR THE INFORMATION AGENT/DEALER MANAGER, MAKES ANY RECOMMENDATION AS TO WHETHER TO CONSENT TO THE PIK NOTE AMENDMENT AND THE GENERAL RELEASE AGREEMENT. EACH HOLDER OF PIK NOTES MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO CONSENT TO THE PIK NOTE AMENDMENT AND THE GENERAL RELEASE AGREEMENT.

C. Extensions of the Offer

We expressly reserve the right, in our sole discretion, and at any time or from time to time, prior to the Expiration Date, to extend the period of time during which the Offer is open. There can be no assurance, however, that we will exercise our right to extend the Offer. If we extend the Offer, we will give notice of such extension by press release or other public announcement no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date.

2. PROCEDURE FOR CONSENTING TO THE PIK NOTE AMENDMENT

A. Proper Consent to the PIK Note Amendment

To validly consent to the PIK Note Amendment pursuant to the Offer, your properly completed and duly executed Election to Consent must be received by the Information Agent/Dealer Manager at its address set forth on the back cover of this Offer Letter prior to the Expiration Date. The method of delivery of all required documents is at the option and risk of the consenting PIK Note holders. If delivery is by mail, the Company recommends registered mail with return receipt requested (properly insured). In all cases, sufficient time should be allowed to assure timely delivery.

In the Election to Consent, the consenting PIK Note holder must (i) set forth his, her or its name and address and (ii) set forth the Original Principal Amount of such holder’s PIK Notes.

Only a registered holder of PIK Notes may execute an Election to Consent.

A consent to the PIK Note Amendment pursuant to the procedures described in this Section 2 will constitute a binding agreement between the consenting holder and the Company upon the terms and subject to the conditions of the Offer.

By executing and delivering an Election to Consent, together with any other required documents in accordance with the terms of the Offer, electing thereby to participate in the Offer, you will be deemed to have authorized, approved, consented to and executed the PIK Note Amendment and the General Release Agreement.

B. Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance of any consents to the PIK Note Amendment will be determined by the Company, in its sole discretion, and its determination will be final and binding, subject to the judgment of any court that might provide otherwise. The Company reserves the absolute right, subject to the judgment of any court that might provide otherwise, to reject any or all consents to the PIK Note Amendment that it determines are not in proper form or reject consents to the PIK Note Amendment that may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right, subject to the judgment of any court that might provide otherwise, to waive any defect or irregularity in any consent to the PIK Note Amendment. The Company’s determination as to any matter may be subject to challenge by any security holder in any court of competent jurisdiction. Any determination of such a court of competent jurisdiction will be final and binding on all parties. Neither the Company nor any other person will be under any duty to give notice of any defect or irregularity in consents, nor will any of them incur any liability for failure to give any such notice.

C. Consent Constitutes an Agreement

A consent made pursuant to any method of delivery set forth in this Offer Letter will also constitute an acknowledgement by the consenting PIK Note holder that: (i) the Offer is discretionary and may be extended, modified, suspended, terminated or cancelled by us as provided in this Offer Letter; (ii) such PIK Note holder is voluntarily participating in the Offer; (iii) the future values of the Class A Common Stock and our other securities are unknown and cannot be predicted with certainty; (iv) such PIK Note holder has read this Offer Letter; (v) such PIK Note holder has consulted his, her or its tax and financial advisors with regard to how the Offer will impact the PIK Note holder’s specific situation; (vi) any foreign exchange obligations triggered by such PIK Note holder’s consent or receipt of the Offer Consideration are solely his, her or its responsibility; and (vii) regardless of any action that we take with respect to any or all income/capital gains tax, social security or insurance tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer, such PIK Note holder acknowledges that the ultimate liability for all Tax Items is and remains his, her or its sole responsibility. In that regard, a consent to the PIK Note Amendment authorizes us to withhold all applicable Tax Items potentially payable by a consenting PIK Note holder. Our acceptance of a consent pursuant to the Offer will constitute a binding agreement between the consenting PIK Note holder and us upon the terms and subject to certain conditions of the Offer.

3. WITHDRAWAL RIGHTS

Consents made pursuant to the Offer may be rescinded at any time prior to the Expiration Date. Thereafter, such consents are irrevocable. If the Company extends the period of time during which the Offer is open for any reason, then, without prejudice to the Company’s rights under the Offer and in a manner compliant with Rule 14e-1(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company may retain all consents and consents from PIK Note holders may not be rescinded, except as otherwise provided in this Section 3. Notwithstanding the foregoing, consents may also be withdrawn if the Company has not accepted the consent in exchange for shares of Class A Common Stock by June 26, 2023. If you withdraw your consent to the PIK Note Amendment, your consent to the General Release Agreement will be withdrawn as well.

To be effective, a signed written notice of withdrawal must be timely received by the Information Agent/Dealer Manager at its address identified in this Offer Letter. Any notice of withdrawal must specify the name of the holder who provided the consent that is to be withdrawn and the Original Principal Amount of such holder’s PIK Notes. Only the registered holder of PIK Notes that submitted a consent to the PIK Note Amendment may withdraw such consent. Withdrawal of a consent submitted pursuant to the Offer may not be cancelled, and the registered holders of PIK Notes for which consents are withdrawn will thereafter be deemed not validly have consented to the PIK Note Amendment for purposes of the Offer. However, holders of PIK Notes for which consents are withdrawn may provide consent again by following one of the procedures described in Section 2 at any time prior to the Expiration Date.

If you properly withdraw your consent prior to the Expiration Date, we will promptly cancel your executed Election to Consent (including your consent to the PIK Note Amendment and the General Release Agreement).

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination will be final and binding, subject to the judgment of any court that might provide otherwise. The Company’s determination as to any matter may be subject to challenge by any security holder in any court of competent jurisdiction. Any determination of such a court of competent jurisdiction will be final and binding on all parties. Neither the Company nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification, subject to the judgment of any court that might provide otherwise.

4. ACCEPTANCE OF CONSENTS AND ISSUANCE OF OFFER CONSIDERATION

Upon the terms and subject to the conditions of the Offer, we will accept consents validly provided as of the Expiration Date. The Offer Consideration to be issued will be delivered promptly following the Expiration Date. In all cases, consents will only be accepted pursuant to the Offer after timely receipt by the Company of a properly completed and duly executed Election to Consent (or copy thereof) and any other documents required by the Election to Consent.

For purposes of the Offer, the Company will be deemed to have accepted consents that are validly provided and that are not validly withdrawn, unless the Company gives written notice to the PIK Note holder providing such consent of its non-acceptance prior to the Expiration Date or promptly thereafter.

If you validly consent to the PIK Note Amendment pursuant to the Offer, you will receive the Offer Consideration promptly after the Expiration Date, on the terms and conditions set forth in this Offer Letter.

5. BACKGROUND AND PURPOSE OF THE OFFER

A. Information Concerning FOXO Technologies Inc.

Legacy FOXO was formed as a limited liability company on November 11, 2019 to become a separate and independently managed and controlled entity from GWG Holdings, Inc. Legacy FOXO was previously named InsurTech Holdings, LLC and FOXO BioScience LLC. On November 13, 2020, FOXO Bioscience LLC converted into a C corporation to become FOXO Technologies Inc.

Effective September 15, 2022, we consummated the Business Combination, whereby DWIN Merger Sub Inc. merged with and into Legacy FOXO, with Legacy FOXO surviving as a wholly-owned subsidiary of the Company. Upon consummation of the Business Combination, our name changed from Delwinds Insurance Acquisition Corp. to FOXO Technologies Inc.

We maintain two wholly-owned operating subsidiaries, FOXO Labs Inc., formerly named Life Epigenetics Inc., and FOXO Life, LLC, formerly named youSurance General Agency, LLC.

FOXO Labs Inc. (or FOXO Labs) is the operating entity for our insurance services platform designed to provide saliva-based underwriting technology and molecular health and wellness engagement services to insurance carrier customers. FOXO Labs maintains a wholly-owned subsidiary, Scientific Testing Partners, LLC, to conduct its research.

FOXO Life, LLC is the operating entity for our insurance products platform designed to market and sell life insurance that is bundled with longevity science.

Our principal executive offices are located at 729 N. Washington Ave., Suite 600, Minneapolis, MN 55401, and our telephone number is (612) 562-9447.

B. Warrant Exchange; Warrant Amendment; 2022 Debenture Release and Private Placement

Concurrently with the Offer, the Company is also conducting an offer, pursuant to separate offer documents, in which the Company is offering to each holder of the Company’s then outstanding warrants to purchase one share of Class A Common Stock per warrant at an exercise price per share of $6.21, subject to adjustment, that were originally issued to accredited investors by Legacy FOXO in a private placement of convertible debentures and warrants and assumed by the Company (f/k/a Delwinds Insurance Acquisition Corp.) in connection with the Business Combination, to receive 4.83 shares of Class A Common Stock in exchange for each outstanding Assumed Warrant tendered by the holder and exchanged pursuant to the Exchange Offer. If all outstanding Assumed Warrants are tendered in the Exchange Offer, the Company’s obligation to issue 1,905,853 shares of Class A Common Stock under the Assumed Warrants would be eliminated and approximately 9,205,270 shares of Class A Common Stock, subject to the stockholder approval, would be issued to the Assumed Warrant holders in exchange for the Assumed Warrants.

As part of the Exchange Offer, the Company is also soliciting consents from holders of the Assumed Warrants to amend and restate, in accordance with its terms, the Securities Purchase Agreement, which governs all of the Assumed Warrants, to ensure that the issuance of shares of Class A Common Stock and certain issuances of Common Stock Equivalents (as defined in the Securities Purchase Agreement) in connection with the Offer, the Exchange Offer, the 2022 Debenture Release, a Private Placement and a Public Financing, and as Private Placement Additional Consideration, as well as any previous issuance or deemed issuance of Class A Common Stock or Common Stock Equivalents (as defined in the Securities Purchase Agreement), do not trigger, and cannot be deemed to have triggered, an anti-dilution adjustment of the exercise price of Assumed Warrants and the corresponding amount of underlying shares issuable upon exercise thereof. Pursuant to the terms of the Securities Purchase Agreement, the consent of the holders of Assumed Warrants that purchased at least 50.01% in interest of the 2021 Debentures, based on the initial subscription amounts thereof, would be required to approve the Warrant Amendment.

The board of directors of the Company has also authorized the Company to offer Class A Common Stock or Common Stock Equivalents (as defined in the PIK Note Purchase Agreement or the Securities Purchase Agreement, as applicable) in exchange for a general release by the former holders of the 2022 Debentures, which 2022 Debentures were automatically converted into Class A common stock of Legacy FOXO and exchanged by the Company for Class A Common Stock in connection with the Business Combination, subject to stockholder approval and other conditions to be determined by the Company, at a future date to be determined by the Company. As currently contemplated, and subject to change, each former holder of the 2022 Debentures which executes such general release would receive approximately 0.67 shares of Class A Common Stock for every $1.00 of original principal amount of its 2022 Debentures, and if all former holders of 2022 Debentures execute such general release, approximately 18,760,000 shares of Class A Common Stock would be issued by the Company to such former holders of the 2022 Debentures.

If the Company conducts a Private Placement because the PIK Note Amendment has been approved, each investor who participates in the Private Placement who was a holder of Assumed Warrants or PIK Notes as of the commencement of the Offer or the Exchange Offer, as applicable, and each former holder of 2022 Debentures, may receive additional shares of Class A Common Stock or Common Stock Equivalents (as defined in the Securities Purchase Agreement or the PIK Note Purchase Agreement, as applicable) as further consideration for participating in the Private Placement, in addition to the equity purchase price and other terms of such Private Placement offered to all investors, whether or not such holder of Assumed Warrants tendered its Assumed Warrants or consented to the Warrant Amendments and whether or not such holder of PIK Notes consented to the PIK Note Amendment.

The transactions described in this Section 5.B are not part of the Offer and will be consummated by the Company pursuant to separate offer documents and other agreements, as applicable.

C. Establishment of Offer Terms; Approval of the Offer

Our board of directors approved the Offer and the Offer Consideration and other terms of the Offer. The board of directors set the Offer Consideration in order to provide the holders of the PIK Notes with an incentive to consent to the PIK Note Amendment in exchange for shares of Class A Common Stock. The board believes that the Offer Consideration provides holders of the PIK Notes with an incentive to consent to the PIK Note Amendment in exchange for the Offer Consideration because, (i) in the opinion of the Company, without the PIK Note Amendments, its ability to complete future financings will be hampered and, therefore, that the Company’s capital resources may suffer, and, conversely, with the PIK Note Amendments in place, that the Company can complete strategic future financings that will enable it to execute its business plan and (ii) the PIK Note holders participating in the Offer will receive shares of the Class A Common Stock, with respect to the resale of which the Company will file the Registration Statement, as described below in the Section titled “The Offer, Section 6., Registration.”

D. Purposes of the Offer

The Offer is being made to all holders of PIK Notes. The purposes of the Offer are (i) to allow Company to (A) pursue certain equity, equity-linked or debt financing and (B) issue shares of Class A Common Stock, or in certain cases Common Stock Equivalents (as defined in the PIK Note Purchase Agreement), in connection with the Offer, the Exchange Offer, the 2022 Debenture Release, and as Private Placement Additional Consideration, in each case without being required to obtain the consent of the holders of the PIK Notes or repay in full the PIK Notes, and (ii) to obtain a general release from holders of PIK Notes who participate in the Offer, pursuant to the General Release Agreement in the form attached to the Election to Consent as Exhibit A-5.

If the Company receives the Majority Consent to approve the PIK Note Amendment in connection with the Offer, the PIK Note Purchase Agreement will be amended to permit the following issuances by the Company of shares of Class A Common Stock and Common Stock Equivalents (as defined in the PIK Note Purchase Agreement) without prepaying the PIK Notes as required by the terms thereof, in the form attached as Exhibit A-1 to the Election to Consent: (i) the issuance of shares of Class A Common Stock in connection with the Offer, (ii) the issuance of shares of Class A Common Stock in connection with the Exchange Offer, (iii) the issuance of shares of Class A Common Stock or Common Stock Equivalents (as defined in the PIK Note Purchase Agreement) in connection with the 2022 Debenture Release, (iv) the issuance of shares of Class A Common Stock or Common Stock Equivalents (as defined in the PIK Note Purchase Agreement) in (a) a private placement of the Company’s equity, equity-linked or debt securities resulting in gross proceeds to the Company no greater than $5 million and/or (b) a registered offering of the Company’s equity, equity-linked or debt securities resulting in gross proceeds to the Company no greater than $20 million; provided that (A) the proceeds of a Private Placement resulting in gross proceeds to the Company of at least $2 million are used by the Company to prepay not less than 25% of the Outstanding Principal Balance as of the date of prepayment on a pro rata basis upon the closing of such Private Placement, and (B) the proceeds of a Public Financing resulting in gross proceeds to the Company of at least $10 million are used by the Company to prepay all of the Outstanding Principal Balance as of the date of prepayment upon the closing of such Public Financing, and (v) the issuance of shares of Class A Common Stock or Common Stock Equivalents (as defined in the PIK Note Purchase Agreement) as Private Placement Additional Consideration.

E. Interests of Directors and Executive Officers

The names of the executive officers and directors of the Company are set forth below. The business address for each such person is: c/o FOXO Technologies Inc., 729 N. Washington Ave., Suite 600, Minneapolis, MN 55401 and the telephone number for each such person is (612) 562-9447.

Name	Position
Tyler Danielson	Interim Chief Executive Officer and Chief Technology Officer
Robert Potashnick	Chief Financial Officer
Brian Chen, PhD	Chief Science Officer
Michael Will	General Counsel
Taylor Fay (1)	Chief Operating Officer
Bret Barnes	Chairman and Director
Murdoc Khaleghi	Director
Andrew J. Poole	Director

(1)	On April 12, 2023, Taylor Fay notified the Company of his decision to resign as Chief Operating Officer of the Company, effective as of April 28, 2023, to pursue other opportunities.

As of April 27, 2023, there were 27,418,069 outstanding shares of Class A Common Stock and there were PIK Notes outstanding with an aggregate Outstanding Principal Balance of $3,721,674.61. The shares of Class A Common Stock issuable pursuant to the Offer, assuming holders of all PIK Notes participate in the Offer, represent approximately 15.8% of the outstanding shares of Class A Common Stock as of April 27, 2023.

To our knowledge, none of our directors or executive officers beneficially own PIK Notes. The Company does not beneficially own any PIK Notes.

Except as set forth below, we have not and, to the best of our knowledge, none of our current directors, executive officers or any person holding a controlling interest in us has, engaged in any transactions involving the PIK Notes during the 60-day period prior to the date of this Offer Letter.

NONE OF THE COMPANY OR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES, OR THE INFORMATION AGENT/ DEALER MANAGER, MAKES ANY RECOMMENDATION TO ANY HOLDER OF PIK NOTES AS TO WHETHER TO CONSENT TO THE PIK NOTE AMENDMENT AND THE GENERAL RELEASE AGREEMENT. EACH HOLDER OF PIK NOTES MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO CONSENT TO THE PIK NOTE AMENDMENT AND THE GENERAL RELEASE AGREEMENT.

F. Plans, Proposals or Negotiations

The actual number of shares of Class A Common Stock that will be issued by the Company in the Offer will depend on the percentage of holders of PIK Notes that participate in the Offer. If the holders of all of the outstanding PIK Notes participate in the Offer, an aggregate of approximately 4,321,875 shares of Class A Common Stock will be issued to such PIK Note holders in connection with the Offer, on the terms and subject to the conditions of the Offer.

From time to time, as part of the Company’s long-term corporate goal of enhancing stockholder value, it may explore potential strategic transactions. The Company currently has no definitive plan or proposal to conduct any strategic transaction. The Company may decide to engage in one or more such transactions in the future, if, among other things, its board of directors determines that any such transactions are in the best interest of the Company. There is no assurance that a strategic transaction or transactions will occur or that liquidity or enhanced value will be realized by the Company or its stockholders from any such transaction.

Except as set forth above in this Section 5.F. and in Section 5.B., Section 5.E. and Section 10 hereof, there are no other present plans, proposals or negotiations by the Company that relate to or would result in:

●	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

●	a purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

●	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

●	any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors, to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

●	any other material change in the Company’s corporate structure or business;

●	any class of equity security of the Company being delisted from a national securities exchange;

●	any class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

●	the suspension of the Company’s obligation to file reports pursuant to Section 15(d) of the Exchange Act;

●	the acquisition by any person of additional securities of the subject company, or the disposition of securities of the subject company; or

●	changes in the Company’s Certificate of Incorporation or Bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company by any person.

6. STOCKHOLDER APPROVAL

A. Reasons for Requesting Stockholder Approval

The Class A Common Stock is listed on NYSE American and, as a result, we are subject to the rules and regulations of NYSE American. Although we do not know the exact number of shares of Class A Common Stock to be issued pursuant to the Offer, it is likely that the consummation of the Offer will result in the issuance of more than 20% of the currently outstanding shares of Class A Common Stock. As a result, stockholder approval of the issuance is required by Section 713(a) of the NYSE American Company Guide, and such issuance will be submitted to the Company’s stockholders for approval at the Annual Meeting. Section 713(a) of the NYSE American Company Guide requires an issuer to obtain stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions, if (i) the issuance of common stock, or of securities convertible into or exercisable for common stock, at a price less than the greater of book or market value that together with sales by officers, directors or principal stockholders of the issuer equals 20% or more of the common stock outstanding before the issuance, or (ii) the issuance of common stock, or of securities convertible into or exercisable for common stock, is equal to 20% or more of the common stock outstanding before the issuance for less than the greater of book or market value of the stock.

Obtaining the Stockholder Approval will not ensure that we will be able to complete the Offer or that the PIK Note holders will consent to the PIK Note Amendment in the Offer. Stockholder Approval will, however, allow us to conduct the Offer. Approval of the issuance of shares of Class A Common Stock will not affect the rights of the holders of currently outstanding shares of Class A Common Stock, except for effects incidental to increasing the number of shares of Class A Common Stock outstanding, such as dilution of any earnings per share and voting rights.

If we obtain Stockholder Approval at the Annual Meeting, we will issue shares of Class A Common Stock to PIK Note holders who participate in the Offer on the terms and conditions of the Offer.

The shares of Class A Common Stock issued would dilute the percentage ownership of the holders of Class A Common Stock currently outstanding, and their resale could have an adverse effect on the trading price of the Class A Common Stock.

B. Vote Required

The affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote at the Annual Meeting is necessary to approve the proposal related to the Offer. If Stockholder Approval is not obtained, the Offer will be withdrawn by the Company, no shares will be issued in connection with the Offer, and terms of the PIK Notes will be unaffected.

The PIK Note Amendment is expressly contingent on the Stockholder Approval.

Whether or not you choose to participate in the Offer, if the Stockholder Approval is not obtained, your PIK Notes will remain in full force and effect, as originally issued, and on their other original terms and conditions.

7. REGISTRATION

The PIK Notes and the shares of Class A Common Stock issuable in the Offer are “restricted securities” and may not be sold by the holder absent a registration statement covering the resale of the shares or an exemption from the registration requirements of federal and applicable state securities laws. The Company will undertake at its sole expense to file the Registration Statement with the SEC covering the resale of all of the shares of Class A Common Stock to be issued pursuant to the Offer (the “Registrable Shares”) promptly following the issuance of such shares of Class A Common Stock to holders of the PIK Notes in the Offer, but no later than 30 days thereafter (the “Filing Deadline”). The Company will issue to each holder of PIK Notes participating in the Offer an additional 5% of the shares of Class A Common Stock originally issued in the Offer to such participating holder for each 30-day period from the Filing Deadline until the Company files the Registration Statement, pro-rated for each day beyond the Filing Deadline, up to a total of 20% of the shares of Class A Common Stock originally issued in the Offer to such participating holder (the “Additional Shares”).

The Company will use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th day after the Filing Deadline (or the 90th day if the SEC notifies the Company that it will review the Registration Statement) and (ii) the fifth business day after the date that the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be reviewed or will not be subject to further review (the “Target Effectiveness Date”). The Company will issue to each holder of PIK Notes participating in the Offer an additional 5% of the shares of Class A Common Stock originally issued in the Offer to such participating holder for each 30-day period from the Target Effectiveness Date until the initial Registration Statement is declared effective, pro-rated for each day beyond the Target Effectiveness Date, up to, together with the Additional Shares, a total of 20% of the shares of Class A Common Stock originally issued in the Offer to such participating holder. The holders of the Registrable Shares shall only use the prospectuses provided by the Company to sell the Registrable Shares, and shall immediately cease to use any prospectus furnished by the Company if the Company advises the holders of the Registrable Shares that such prospectus may no longer be used due to a material misstatement or omission.

Thereafter, the holders of shares of Class A Common Stock issuable in the Offer who are listed as selling stockholders in the Registration Statement may sell their shares of Class A Common Stock covered under the Registration Statement in accordance with the resale restrictions set forth in the “Plan of Distribution” section of the prospectus in the Registration Statement. Absent the effectiveness of the Registration Statement, the holder (including any transferees or acquirers) will be required to qualify for an exemption from the registration requirements, which may require a holding period of at least six months.

The Company shall use its commercially reasonable efforts to keep the Registration Statement “evergreen” for 12 months from the date it is declared effective by the SEC or until Rule 144 is available to the holders of Registrable Shares who are not and have not been affiliates of the Company with respect to all of their Registrable Shares, whichever is earlier.

The Company shall pay all expenses in connection with preparation and filing of the Registration Statement, including, without limitation, all registration, filing, stock exchange fees, printing expenses, all fees and expenses of complying with applicable securities laws, and the fees and disbursements of its counsel and of its independent accountants. Each holder shall be responsible for its own sales commissions, if any, transfer taxes and the expenses of any attorney or other advisor that such holder decides to employ.

The Company may not effect a reverse split of the outstanding shares of Class A Common Stock sooner than 15 calendar days after the Registration Statement is declared effective by the SEC without prepaying the PIK Notes in full.

There will be no contractual lock-up with regard to the shares of Class A Common Stock issued pursuant to the Offer, although any resale of such shares will be subject to the provisions of applicable securities laws.

In connection with the Exchange Offer, on the terms and subject to the conditions of the Exchange Offer, the Company will undertake at its sole expense to file a resale registration statement with the SEC covering all of the shares of Class A Common Stock to be issued pursuant to the Exchange Offer promptly following the issuance of such shares of Class A Common Stock to holders of the Assumed Warrants in the Exchange Offer, but no later than 30 days thereafter, on terms and subject to conditions similar to those set forth above with respect to the registration for resale of the Registrable Shares. The Company may include the shares of Class A Common Stock to be issued pursuant to the Exchange Offer in the Registration Statement.

8. PRICE RANGE OF CLASS A COMMON STOCK

There is no established trading market for the PIK Notes.

The Class A Common Stock is listed on NYSE American under the symbol “FOXO.” Before September 16, 2022, the Class A Common Stock was listed on the New York Stock Exchange (“NYSE”) under the symbol “DWIN.” On April 26, 2023, the last reported sale prices for shares of Class A Common Stock was $0.43.

The following table sets forth the high and low closing prices for the Class A Common Stock for the periods indicated, as reported by NYSE or NYSE American, as applicable. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	Class A Common Stock
	High	Low
	$	$
Fiscal Year 2021
First Quarter	10.29	9.65
Second Quarter	9.89	9.65
Third Quarter(1)	9.87	9.76
Fourth Quarter	9.91	9.82
Fiscal Year 2022
First Quarter	9.94	9.87
Second Quarter	10.89	9.93
Third Quarter(1)	11.00	1.23
Fourth Quarter	1.80	0.23
Fiscal Year 2023
First Quarter	1.65	0.28
Second Quarter (through April 26, 2023)	0.93	0.29

(1)	The Business Combination closed on September 15, 2022. Beginning on September 16, 2022, the Class A Common Stock began trading under the symbol “FOXO.”

The Company recommends that holders of the PIK Notes consider current market quotations for the shares of Class A Common Stock, among other factors, before deciding whether or not to participate in the Offer.

9. SOURCE AND AMOUNT OF FUNDS

There are no funds being paid to holders of the PIK Notes that participate in the Offer. The Company will use its existing working capital to pay the fees and expenses associated with the Offer.

10. TRANSACTIONS AND AGREEMENTS CONCERNING THE COMPANY’S SECURITIES

Except as set forth below, none of the Company or, to our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Offer or with respect to any of our securities, including any contract, arrangement, understanding or agreement concerning the transfer or voting of securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations.

Securities Purchase Agreement

During the first quarter of 2021, Legacy FOXO entered into the Securities Purchase Agreement with accredited investors, pursuant to which Legacy FOXO issued the 2021 Debentures and the Assumed Warrants as detachable warrants.

In connection with the Business Combination, the Company assumed the Securities Purchase Agreement and the Assumed Warrants, and the 2021 Debentures were automatically converted into Legacy FOXO Class A common stock and then exchanged for shares of Class A Common Stock.

The Assumed Warrants have an exercise price of $6.21 per share and provide for anti-dilution rights in connection with certain financings. If the Company raises additional funds through the issuance of, or otherwise issues, equity, equity-linked or debt securities with an effective price lower than $6.21 per share at such time as the Assumed Warrants are outstanding the anti-dilution protection provisions in the Assumed Warrants will be triggered. Specifically, the exercise price of and number of shares of Class A Common Stock underlying the Assumed Warrants will be adjusted to reflect such lower issuance price as the new equity is sold and the number of shares issuable under the Assumed Warrant will be increased such that the aggregate exercise price after the lower price adjustment is equal to the aggregate exercise price prior to adjustment. This anti-dilution adjustment will have a dilutive effect on the Company’s equity and may hamper its ability to complete future financings.

The terms of the Assumed Warrants may be amended with the consent of the Company and the holders of Assumed Warrants that purchased at least 50.01% in interest of the 2021 Debentures based on the initial subscription amounts thereof. If we receive the requisite approval for the Warrant Amendment to make the anti-dilution provisions inapplicable to the issuance of shares of Class A Common Stock and certain issuances of Common Stock Equivalents (as defined in the Securities Purchase Agreement) in connection with the Exchange Offer, the PIK Note Amendment, the 2022 Debenture Release, a Private Placement and a Public Financing, and as Private Placement Additional Consideration, as well as any previous issuances or deemed issuance of Class A Common Stock or Common Stock Equivalents (as defined in the Securities Purchase Agreement), the anti-dilution protections contained in the Assumed Warrants that are not exercised pursuant to the Exchange Offer will be modified accordingly.

IPO Warrant Agreement

On December 15, 2020, our predecessor Delwinds consummated its initial public offering (the “IPO”), pursuant to which it issued units (the “IPO Units”). Each IPO Unit consisted of one share of Class A common stock of Delwinds, and one-half of one redeemable warrant of Delwinds, with each whole warrant entitling the holder thereof to purchase one share of Class A common stock of Delwinds for $11.50 per share. In connection with the warrants issued in the IPO, Delwinds entered into a warrant agreement with Continental Stock Transfer & Trust Company to be the warrant agent for such warrants (the “IPO Warrant Agreement”).

The IPO Warrant Agreement provides that the terms of the IPO Warrants may be amended with the approval of the holders of at least a majority of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants. The IPO Warrants can be exercised during the period commencing on the later of (i) the date that is 30 days after the first date on which the Company completes a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses; and (ii) the date that is 12 months from the date of the closing of the IPO, and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five years after the date on which Delwinds completed its business combination, (y) the liquidation of the Company, or (z) the redemption date (as defined in the IPO Warrant Agreement). The IPO Warrant Agreement also provides for a cashless exercise option to the holders of the IPO Warrants.

Delwinds Registration Rights Agreement

In connection with the IPO, Delwinds entered into a registration rights agreement on December 10, 2020 (the “Delwinds Registration Rights Agreement”). Pursuant to the Delwinds Registration Rights Agreement, holders of the founder shares, placement units (including securities contained therein) and IPO Units (including securities contained therein) that were originally issued by Delwinds in the IPO, and any shares of Class A common stock issuable upon the exercise of the placement warrants and any shares of Class A common stock and warrants (and underlying Class A common stock) that may be issued upon conversion of units issued as part of the working capital loans and Class A common stock issuable upon conversion of the founder shares, were entitled to registration rights, requiring the Company to register such securities for resale.

In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a business combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company has the obligation to bear the expenses incurred in connection with the filing of any such registration statements. The Delwinds Registration Rights Agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the securities. As of the date of this Offer Letter, resales of all of the foregoing securities were registered pursuant to a registration statement on Form S-1.

PIK Note Purchase Agreement

On September 20, 2022, the Company entered into the PIK Note Purchase Agreement with the purchasers signatory thereto (the “Purchasers”), whereby the Purchasers agreed to purchase PIK Notes in an aggregate principal amount of $3,457,500.

The PIK Notes mature on April 1, 2024, and accrue interest at an annual interest rate of 15%, commencing on the issuance date, compounded quarterly on each Interest Payment Due Date until the Maturity Date and on the Maturity Date itself. Interest is payable by increasing the principal amount of the PIK Notes (with such increased amount accruing interest as well) on each Interest Payment Due Date. Commencing on November 1, 2023, and on each one month anniversary thereof, the Company is required to pay the holders of the PIK Notes an equal amount until the outstanding principal balance has been paid in full on the Maturity Date. If the PIK Notes are prepaid in the first year, the Company is required to pay the holders in addition to the original principal amount the interest that would have been payable through the first year.

The Company has agreed to no additional equity or debt financing, without the consent of a majority of the holders of the PIK Notes, other than to be utilized for amortization of the PIK Notes. The Company may not incur other indebtedness, except for certain exempt indebtedness, until such time the PIK Notes are repaid in full, however the PIK Notes are unsecured.

If the PIK Note Amendment is approved by the PIK Note holders in connection with the Offer, the PIK Note Purchase Agreement will be amended to permit the following issuances by the Company of shares of Class A Common Stock and Common Stock Equivalents (as defined in the PIK Note Purchase Agreement) without prepaying the PIK Notes as required by the terms thereof, in the form attached as Exhibit A-1 to the Election to Consent: (i) the issuance of shares of Class A Common Stock in connection with the Offer, (ii) the issuance of shares of Class A Common Stock in connection with the Exchange Offer, (iii) the issuance of shares of Class A Common Stock or Common Stock Equivalents (as defined in the PIK Note Purchase Agreement) in connection with the 2022 Debenture Release, (iv) the issuance of shares of Class A Common Stock or Common Stock Equivalents (as defined in the PIK Note Purchase Agreement) in (a) a private placement of the Company’s equity, equity-linked or debt securities and/or (b) a registered offering of the Company’s equity, equity-linked or debt securities resulting in gross proceeds to the Company no greater than $20 million; provided that (A) the proceeds of a Private Placement resulting in gross proceeds to the Company of at least $2 million are used by the Company to prepay not less than 25% of the Outstanding Principal Balance as of the date of prepayment on a pro rata basis upon the closing of such Private Placement, and (B) the proceeds of a Public Financing resulting in gross proceeds to the Company of at least $10 million are used by the Company to prepay all of the Outstanding Principal Balance as of the date of prepayment upon the closing of such Public Financing, and (v) the issuance of shares of Class A Common Stock or Common Stock Equivalents (as defined in the PIK Note Purchase Agreement) as Private Placement Additional Consideration.

Other Agreements and Transactions

The Company has retained Joseph Gunnar & Co., LLC to act as the Information Agent/Dealer Manager in the Offer. Directors, officers and employees of either us or our affiliates or the Information Agent/Dealer Manager may contact holders of PIK Notes by email, mail or telephone regarding the Offer. Such directors, officers and employees will not be specifically compensated for providing such services. Joseph Gunnar will receive an aggregate of $200,000 for its services in connection with the Offer and the Exchange Offer, which is payable upon the earlier of (i) a closing of a registered public offering pursuant to a registration statement on Form S-1, (ii) any event where the Company raises not less than $1,200,000 or (iii) June 30, 2023. Joseph Gunnar & Co. will also be entitled to reimbursement for out-of-pocket expenses, which shall not exceed $75,000, including expenses payable in a private placement offering, and will be indemnified by the Company against certain liabilities and expenses in connection therewith. The Company paid a non-accountable expense advance of $25,000 upon engaging Joseph Gunnar & Co.

In addition, unless the Company terminates Joseph Gunnar & Co.’s engagement for cause, if the Company completes any public or private financing at any time during the 18 months after the later of the termination of Joseph Gunnar & Co.’s engagement or the closing of a private placement offering that Joseph Gunnar & Co. acts as placement agent for, with any investors contacted by Joseph Gunnar & Co. in connection with the Offer or Exchange Offer, Joseph Gunnar & Co. will be entitled to cash commissions equal to 10% of the gross proceeds received from such investors unless the Company can document a pre-existing relationship with the respective investor(s).

Except as described above, we have no contract, arrangement or understanding relating to the payment of, and will not, directly or indirectly, pay, any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting consents in the Offer.

Reverse Split Proposal

At the Annual Meeting, the Company plans to ask its stockholders to adopt a proposal to amend Article IV of the Company’s Certificate of Incorporation to enable a potential reverse stock split of its issued and outstanding Class A Common Stock at a proposed ratio ranging from one-for-ten (1:10) to one-for-one hundred (1:100) (the “Reverse Split”) with the exact ratio within such range to be determined at the sole discretion of the board of directors and with such Reverse Split to be effected at such time and date, if at all, as determined by the board of directors in its sole discretion. To continue the Company’s listing on NYSE American, the Company must comply with NYSE American rules. NYSE American Company Guide Section 1003(f)(v) provides that the NYSE American may delist a security when it sells for a substantial period of time at a low price per share. The Company believes that the Reverse Split is necessary to maintain its listing on NYSE American as a result of the low market price of the Class A Common Stock.

Board Vacancy

As a result of the resignation of Jon Sabes as a member of our board of directors, there is a current vacancy. In accordance with Article IV, Section D. of the Company’s Certificate of Incorporation, the board of directors may fill such vacancy.

Director Compensation

In April 2023, based on the recommendation of our compensation committee, our board of directors approved the following annual retainers for the fiscal year ending December 31, 2023: $15,000 for service as chair of our audit committee, $10,000 for service as chair of our compensation committee, $7,500 for service as chair of our nominating and corporate governance committee, $10,000 for service as a non-chair member of our audit committee, $6,750 for service as a non-chair member of our compensation committee, $5,000 for service as a non-chair member of our nominating and corporate governance committee, $35,000 for service as the non-executive chairman of the board of directors, $15,000 for service as the lead director, and $121,000 for service as a director. In approving these retainers, our compensation committee and board of directors considered the FW Cook 2022 Director Compensation Report to inform its decision making. In addition, the board of directors approved one-time bonuses of $51,843.75, $35,291.67, and $41,635.42 for Mr. Barnes, Dr. Khaleghi, and Mr. Poole, respectively, which amounts represent each director’s total annual retainers, prorated for three and a half months of service. 52.5% of each director’s total compensation for fiscal year ending December 31, 2023 will be paid in equity and 47.5% will be paid in cash. Although the board of directors has approved the foregoing terms of this director compensation plan, it has determined not to authorize the Company to make any awards, stock issuances or cash payments thereunder until such time as the board of directors formally implements the plan. Other material terms of the plan, including specific award schedules and the formula to be used to calculate the value of the stock issuance portion of each director’s compensation, will be determined by the board of directors at such time as the board of directors approves the formal implementation of the plan.

11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of April 10, 2023, the number of shares of Class A Common Stock beneficially owned by (i) each person, entity or group (as that term is used in Section 13(d)(3) of the Exchange Act) known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Class A Common Stock; (ii) each of our directors; (iii) each of our executive officers; and (iv) all executive officers and directors as a group. Information relating to beneficial ownership of Class A Common Stock by our principal stockholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person directly or indirectly has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to dispose or direct the disposition of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days from April 10, 2023. Under the SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary interest. Except as noted below, each person has sole voting and investment power with respect to the shares beneficially owned and each stockholder’s address is c/o FOXO Technologies Inc., 729 N. Washington Ave., Suite 600, Minneapolis, MN 55401.

Applicable percentage of ownership is based on 27,418,069 shares of Class A Common Stock issued as of April 10, 2023.

Name and Address of Beneficial Owner	Number of Shares of Common Stock (11)	% of Class (12)
Directors and Executive Officers:
Andrew Poole (1)	1,169,162	4.3%
Murdoc Khaleghi (2)	162,419	*
Bret Barnes (3)	75,693	*
Brian Chen (4)	1,434,052	5.1%
Tyler Danielson (5)	823,519	3.0%
Robby Potashnick (6)	575,354	2.1%
Michael Will (7)	553,199	2.0%
Taylor Fay (8)	182,605	*
All directors and executive officers as a group (8 individuals)	4,976,003	17.6%

Five Percent Holders:
GWG Holdings, Inc. (9)	4,646,698	16.9%
Jon Sabes (10)	3,740,098	13.1%

*	less than 1%.

(1)	Includes (i) 730,142 shares of Class A Common Stock held by Mr. Poole; (ii) 42,500 shares of Class A Common Stock underlying Private Warrants held by Mr. Poole; and (iii) 396,520 shares of Class A Common Stock held in irrevocable trusts for the benefit of Mr. Poole’s children, over which Mr. Poole exercises voting control.

(2)	Includes (i) 130,000 shares of Class A Common Stock held by Dr. Khaleghi that are subject to forfeiture pursuant to the Management Contingent Share Plan; and (ii) 32,419 shares of Class A Common Stock underlying vested options and options expected to vest by June 9, 2023 held by Dr. Khaleghi.

(3)	Includes (i) 50,000 shares of Class A Common Stock held by Mr. Barnes that are subject to forfeiture pursuant to the Management Contingent Share Plan; and (ii) 25,693 shares of Class A Common Stock underlying vested options and options expected to vest by June 9, 2023 held by Mr. Barnes.

(4)	Includes (i) 760,000 shares of Class A Common Stock held by Mr. Chen that are subject to forfeiture pursuant to the Management Contingent Share Plan; and (ii) 674,052 shares of Class A Common Stock underlying vested options and options expected to vest by June 9, 2023 held by Mr. Chen.

(5)	Includes (i) 17,425 shares of Class A Common Stock held by Mr. Danielson, (ii) 760,000 shares of Class A Common Stock held by Mr. Danielson that are subject to forfeiture pursuant to the Management Contingent Share Plan; and (iii) 46,094 shares of Class A Common Stock underlying vested options and options expected to vest by June 9, 2023 held by Mr. Danielson.

(6)	Includes (i) 510,000 shares of Class A Common Stock held by Mr. Potashnick that are subject to forfeiture pursuant to the Management Contingent Share Plan; and (ii) 65,354 shares of Class A Common Stock underlying vested options and options expected to vest by June 9, 2023 held by Mr. Potashnick.

(7)	Includes (i) 510,000 shares of Class A Common Stock held by Mr. Will that are subject to forfeiture pursuant to the Management Contingent Share Plan; and (ii) 43,199 shares of Class A Common Stock underlying vested options and options expected to vest by June 9, 2023 held by Mr. Will.

(8)	Includes (i) 150,000 shares of Class A Common Stock held by Mr. Fay that are subject to forfeiture pursuant to the Management Contingent Share Plan; and (ii) 32,605 shares of Class A Common Stock underlying vested options and options expected to vest by June 9, 2023 held by Mr. Fay. On April 12, 2023, Taylor Fay notified the Company of his decision to resign as Chief Operating Officer of the Company, effective as of April 28, 2023, to pursue other opportunities.

(9)	The business address for GWG Holdings, Inc. is 325 North St. Paul Street, Suite 2650, Dallas, TX 75201.

(10)	Includes (i) 181,511 shares of Class A Common Stock underlying Assumed Warrants and 372,680 shares of Class A Common Stock held by JK-JBM Family Investment LLC over which Mr. Sabes exercises voting control; (ii) 1,169,000 shares of Class A Common Stock held by Mr. Sabes that are subject to forfeiture pursuant to the Management Contingent Share Plan,; (iii) 855,233 shares of Class A Common Stock underlying vested options held by Mr. Sabes; and (iv) 1,161,674 shares of Class A Common Stock held by FOXO Management, LLC over which Mr. Sabes exercises voting control. The shares held by Mr. Sabes that are subject to forfeiture pursuant to the Management Contingent Share Plan are pending a review of the Company’s obligations to vest these shares in connection with Mr. Sabes termination. The amount shown reflects shares associated with a performance obligation that was met at the time of his termination. The Company is additionally reviewing its obligations to Mr. Sabes related to the immediate vesting of options. The amount shown reflects options vested based on his service as a director through his resignation date. Mr. Sabes resigned from the board of directors on January 29, 2023 and has three months following his continuous service to exercise his options.

(11)	These amounts are based upon information available to the Company as of the date of this filing.

(12)	To our knowledge, except as indicated in the footnotes above and subject to state community property laws where applicable, all beneficial owners named in the beneficial ownership table above have sole voting and investment power with respect to all shares shown as beneficially owned by them.

12. FINANCIAL INFORMATION REGARDING THE COMPANY

Financial Statements

The financial information included under Part II, Item 8 in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 is incorporated herein by reference. The full text of such filing with the SEC, as well as other documents we have filed with the SEC prior to, or will file with the SEC subsequent to, the filing of the Tender Offer Statement on Schedule TO, of which this Offer Letter is a part (the “Schedule TO”), can be accessed electronically on the SEC’s website at www.sec.gov.

Book Value Per Share

The book value per Class A Common Stock as of December 31, 2022 was $0.24.

13. CONDITIONS; TERMINATION; WAIVERS; EXTENSIONS; AMENDMENTS

The conditions of the Offer are:

i.	the Company shall have obtained the Stockholder Approval (see “The Offer, Section 6, Stockholder Approval”);

ii.	there shall not have been instituted, threatened in writing or be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or that would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer;

ii.	no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

iii.	in our reasonable judgment, there shall not have occurred or be reasonably likely to occur, any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs;

iv.	there shall not have occurred:

a.	any general suspension of, or limitation on prices for, trading in securities in U.S. securities or financial markets;

b.	any material adverse change in the market price of the shares of Class A Common Stock;

c.	a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States;

d.	any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions; or

e.	a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens; and

v.	the receipt of consent of holders that purchased at least 50.01% in interest of the aggregate principal balance of the PIK Notes (which is the minimum amount required to amend the PIK Note Purchase Agreement).

The foregoing conditions, except the conditions set forth in clause (i) above, are solely for our benefit, and we may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions. We may also, in our sole and absolute discretion, waive these conditions in whole or in part except the conditions set forth in clause (i) above, subject to the potential requirement to disseminate additional information and extend the Offer, as described below. The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date.

In addition, we are relying on Section 4(a)(2) of the Securities Act, and Rule 506 promulgated thereunder, to exempt the Offer from the registration requirements of the Securities Act. As part of the Election to Consent, the holders of the PIK Notes must complete an Accredited Investor Questionnaire. The holders of the PIK Notes previously represented to the Company that they were “accredited investors” in connection with the transactions in which such holders acquired the PIK Notes. The Company will not accept any Election to Consent from or on behalf of any PIK Notes holders if the Company determines that a valid exemption from registration is not available under the Securities Act, and the Company may be required to cancel the Offer if any holder is not an “accredited investor.”

We may cancel the Offer if any of the conditions of the Offer are not satisfied prior to the Expiration Date. In the event that we cancel the Offer, all consents provided by a PIK Note holder in connection with the Offer will be cancelled and the PIK Notes will remain subject to their original terms, including the prepayment provisions.

Subject to applicable securities laws and the terms and conditions set forth in this Offer Letter, we expressly reserve the right (but will not be obligated), at any time or from time to time, prior to the Expiration Date, regardless of whether or not any of the events set forth above shall have occurred or shall have been determined by us to have occurred, to (a) waive any and all conditions of the Offer, except the condition set forth in clause (i), (b) extend the Offer, or (c) otherwise amend the Offer in any respect. The rights reserved by us in this paragraph are in addition to our rights to cancel the Offer described above. Irrespective of any amendment to the Offer, all consents previously provided pursuant to the Offer and not accepted in exchange for shares of Class A Common Stock or withdrawn will remain subject to the Offer and may be accepted thereafter by us.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition to the Offer, we will disseminate promptly additional information to you. In addition, we will extend the Offer to the extent required by the Exchange Act. We may, if we deem appropriate, extend the Offer for any other reason. In addition, if the number of shares of Class A Common Stock that PIK Note holders are entitled to receive in the Offer for every $1.00 of the Original Principal Amount of PIK Notes is adjusted, the Offer will remain open at least 10 business days from the date we first give notice of such change to the PIK Note holders, by press release or otherwise.

Any extension, amendment or termination of the Offer by us will be followed promptly by a public announcement thereof. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to advertise or otherwise communicate any such announcement other than by press release or such other means of public announcement as we deem appropriate.

If for any reason the acceptance of consents in exchange for shares of Class A Common Stock (whether before or after any consents have been accepted pursuant to the Offer), or the issuance of shares of Class A Common Stock in exchange for consents, subject to the Offer is delayed or if we are unable to accept consents in exchange for shares of Class A Common Stock, or issue shares of Class A Common Stock in exchange for consents, pursuant to the Offer, then, without prejudice to our rights under the Offer, consents that have been provided may be retained by the Company and may not be withdrawn (subject to Exchange Act Rule 14e-1(c), which requires that an offeror deliver the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer). In addition to being limited by Exchange Act Rule 14e-1(c), our reservation of the right to delay delivery of the shares of Class A Common Stock in exchange for consents that we have accepted pursuant to the Offer is limited by Exchange Act Rule 13e-4(f)(5), which requires that an offeror deliver the consideration offered or return the securities tendered pursuant to a tender offer promptly after termination or withdrawal of that tender offer. Notwithstanding the foregoing, consents may also be withdrawn if the Company has not accepted the consent in exchange for shares of Class A Common Stock by June 26, 2023.

Pursuant to Exchange Act Rule 13e-4, we have filed the Schedule TO with the SEC, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as set forth under “The Offer, Section 17, Additional Information; Miscellaneous” in this Offer Letter.

14. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of the Offer to issue Class A Common Stock to the holders of the PIK Notes. This discussion does not address all of the tax consequences that may be relevant to a holder based on his, her or its individual circumstances and does not address tax consequences applicable to holders that may be subject to special tax rules, such as: financial institutions; insurance companies; regulated investment companies; tax-exempt organizations; dealers or traders in securities or currencies; holders that actually or constructively own 5% or more of the shares of Class A Common Stock; certain U.S. expatriates; “controlled foreign corporations” within the meaning of Section 957(a) of the code, “passive foreign investment companies” within the meaning of Section 1297(a) of the Code; investment funds and their investors; and U.S. holders (as defined below) whose functional currency for U.S. federal income tax purposes is not the U.S. dollar. This summary does not address any state, local or foreign tax consequences or any U.S. federal non-income tax consequences of the issuance of Class A Common Stock pursuant to the Offer or, except as discussed herein, any tax reporting obligations of a holder of PIK Notes. Holders of PIK Notes should consult their tax advisors as to the specific tax consequences to them of the Offer in light of their particular circumstances.

This summary is based on the Code, applicable Treasury regulations, administrative pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to differing interpretations or change, possibly with retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed herein or that any position taken by the IRS would not be sustained by a court.

This discussion is for general information only, is not tax advice and is not intended to constitute a complete description of all tax consequences for holders of PIK Notes relating to the issuance to them of Class A Common Stock. Holders of PIK Notes are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the receipt of Class A Common Stock as part of the Offer, applicable in your particular situation, as well as any consequences under the U.S. federal estate or gift tax, the U.S. federal alternative minimum tax, the Medicare tax on net investment income or under the tax laws of any state, local, foreign, or other taxing jurisdiction.

As used in this discussion, the term “U.S. person” means a person that is, for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) it has in effect a valid election to be treated as a U.S. person. As used in this discussion, the term “U.S. holder” means a beneficial owner of the PIK Notes that is a U.S. person and the term “non-U.S. holder” means a beneficial owner of the PIK Notes (other than a partnership or other entity treated as a partnership or as a disregarded entity for U.S. federal income tax purposes) that is not a U.S. person.

If an entity treated as a partnership (or other entity treated as a partnership) for U.S. federal income tax purposes holds PIK Notes, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Holders owning their PIK Notes through a partnership should consult their tax advisors regarding the U.S. federal income tax consequences of receiving the Class A Common Stock pursuant to the Offer.

This discussion is only a summary of material U.S. federal income tax consequences of the Offer. Holders of PIK Notes are urged to consult their own tax advisors with respect to the particular tax consequences to them of the Offer, including the effect of any federal tax laws other than income tax laws, any state, local, or non-U.S. tax laws and any applicable tax treaty.

Receipt of Class A Common Stock Pursuant to the Offer

U.S. Holders

Although not entirely free from doubt, we intend to treat the issuance of Class A Common Stock to each of the holders of PIK Notes pursuant to the Offer as an amendment fee that is treated as interest income to the extent of any accrued and previously unpaid interest on the PIK Notes, and then treated as a repayment of principal on such PIK Notes thereafter. This is because we do not think that the amendment constitutes a “significant modification” of the PIK Notes under the Internal Revenue Code of 1986, as amended (the “Code”), since the PIK Notes would only be amended to permit issuances of Class A Common Stock in certain situations without being required to prepay the PIK Notes as is currently required. If the amendment constitutes a significant modification under the Code, the issuance of the Class A Common Stock in connection with the amendment would be treated as redemption proceeds that give rise to capital gain or loss.

Assuming the issuance of Class A Common Stock pursuant to the Offer is correctly treated as interest income to the extent of any accrued and previously unpaid interest on the PIK Notes, each holder of PIK Notes should recognize interest income equal to the fair market value of the Class A Common Stock received to the extent of the accrued but unpaid interest. Interest income is characterized as ordinary income for U.S. federal and state income tax purposes. To the extent that the fair market value of the Class A Common Stock received exceeds the accrued but unpaid interest on the PIK Notes, the difference between the fair market value of the Class A Common Stock and the accrued but unpaid interest should be treated as a return of principal.

Non-U.S. Holders

The issuance of Class A Common Stock to non-U.S. holders of PIK Notes will generally be subject to United States withholding tax at a rate of 30% of the gross amount to the extent the payment constitutes interest income, unless the portfolio debt exemption rules apply or a non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). To the extent that the Class A Common Stock represents a return of principal, no withholding will be required.

Class A Common Stock issued to a non-U.S. holder that is effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a United States permanent establishment) will generally not be subject to U.S. withholding tax if such Non-U.S. holder complies with applicable certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such issuance generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. A Non-U.S. holder that is a corporation may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to effectively connected income.

Additional Considerations

There is a lack of direct legal authority regarding the U.S. federal income tax consequences of the Offer. Accordingly, there can be no assurance regarding the intended treatment described above and alternative characterizations by the IRS or a court are possible. Holders of PIK Notes are strongly urged to consult their own tax advisors with respect to the particular tax consequences to them of the Offer, including the effect of any federal tax laws other than income tax laws, any state, local, or non-U.S. tax laws and any applicable tax treaty.

Certain Class A Common Stock holders, such as those that hold five percent or more of the shares of Class A Common Stock, will generally be subject to certain information filing and record retention requirements. Holders of PIK Notes should consult their tax advisors regarding the applicability of such requirements in light of their particular circumstances.

Ownership and Disposition of Class A Common Stock

U.S. Holders

Dividends and Distributions

Distributions with respect to the Class A Common Stock will generally be treated as dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits. Distributions in excess of our current or accumulated earnings and profits will reduce a U.S. Holder’s basis in such holder’s shares of Class A Common Stock (but not below zero). Any excess over such U.S. Holder’s basis will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described in under “- Sale or Other Disposition of Class A Common Stock” below. Dividends received by individuals and other non-corporate U.S. Holders generally will qualify for the lower rates of tax applicable to “qualified dividend income,” provided that certain holding period and other requirements are satisfied. Corporate U.S. Holders generally will be entitled to a dividends received deduction in respect of the amount of distributions treated as dividends received on the holder’s shares of Class A Common Stock, subject to applicable limitations.

Sale or Other Disposition of Class A Common Stock

Gain or loss realized on the sale or other disposition of shares of Class A Common Stock will generally be capital gain or loss. The amount of gain or loss will generally be equal to the difference between a U.S. Holder’s tax basis in the Class A Common Stock disposed and the amount realized on the disposition. The deductibility of capital losses is subject to limitations under the Code. Any capital gain or loss realized on a sale or other disposition of shares of Class A Common Stock will generally be long-term capital gain or loss if the U.S. Holder’s holding period for such shares of Class A Common Stock is more than one year at the time of the sale or other disposition. Long-term capital gain realized by individuals and other non-corporate U.S. Holders is generally subject to tax at a reduced rate.

Non-U.S. Holders

Dividends and Distributions

Subject to the discussion below under “- Foreign Account Tax Compliance Act,” dividends with respect to the Class A Common Stock will generally be subject to United States withholding tax at a rate of 30% of the gross amount, unless a non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under the Code. Any distribution not constituting a dividend will be treated first as reducing a non-U.S. holder’s basis in the holder’s shares of Class A Common Stock and, to the extent it exceeds such basis, as gain from the disposition of the shares of Class A Common Stock, which would generally be treated as described under “- Sale or Other Disposition of Class A Common Stock” below. The full amount of any distributions to a non-U.S. holder, however, will be subject to U.S. withholding tax unless the applicable withholding agent elects to withhold a lesser amount based on a reasonable estimate of the amount of the distribution that would be treated as a dividend. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (described below) we will withhold at least 15% of any distribution that exceeds our current and accumulated earnings and profits as provided by the Code.

Dividends we pay to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a United States permanent establishment) will generally not be subject to U.S. withholding tax if such Non-U.S. holder complies with applicable certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. A Non-U.S. holder that is a corporation may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to effectively connected income.

Sale or Other Disposition of Class A Common Stock

Subject to the discussion below regarding backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized upon the sale or other disposition of the Class A Common Stock, unless:

(i)	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable income tax treaty, attributable to a fixed base or permanent establishment maintained by the non-U.S. holder in the United States;

(ii)	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

(iii)	we are or have been, at any point in the five-year period ending on the date of the sale or other disposition, a “United States real property holding corporation” for U.S. federal income tax purposes.

Gain described in (i) above will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such holder were a U.S. holder. In the case of a non-U.S. holder that is a corporation for U.S. federal income tax purposes, gain described in (i) above may also be subject to branch profits tax at a 30% rate or a lower applicable tax treaty rate. Gain described in (ii) above generally will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty). We believe we are not, have not been at any point, and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA)

Withholding taxes may be imposed under the Foreign Account Tax Compliance Act (“FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Withholding at a rate of 30% will generally be required on dividends in respect of shares of Class A Common Stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain United States persons or by certain non-U.S. entities that are wholly or partially owned by United States persons and to withhold on certain payments. An intergovernmental agreement between the United States and an applicable foreign country, or future United States Treasury regulations, may modify these requirements. Accordingly, the entity through which shares of Class A Common Stock are held will affect the determination of whether such FATCA withholding is required. Similarly, dividends in respect of the Class A Common Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to FATCA withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury (generally on an IRS Form W-8BEN-E). We will not pay any additional amounts to holders in respect of any amounts withheld as a result of FATCA. Non-U.S. Holders are encouraged to consult their tax advisors regarding the possible implications of FATCA and related certifications on their investment in the Class A Common Stock.

15. FORWARD-LOOKING STATEMENTS; RISK FACTORS

This Offer Letter contains forward-looking statements. Forward looking statements usually relate to future events, conditions and anticipated revenues, earnings, cash flows or other aspects of our operations or operating results. Forward-looking statements are often identified by the words “believes,” “expects,” “intends,” “estimates,” “projects,” “anticipates,” “will,” “plans,” “may,” “should,” or the negative thereof or similar terms. The absence of these words, however, does not mean that these statements are not forward-looking. These are based on our current expectations, beliefs and assumptions concerning future developments and business conditions and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future development affecting us will be those that we anticipate.

All of our forward-looking statements involve risks and uncertainties (some of which are significant or beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Known material factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include those set forth in this “The Offer, Section 15, Forward-Looking Statements; Risk Factors.” We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any of our forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise, except to the extent required by law.

There are risks associated with the Offer, and an investment in shares of Class A Common Stock involves a high degree of risk. In addition to the risks identified below relating to the Offer, please refer to our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on March 31, 2023, for a discussion of risks relating to our business and an investment in our securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the matters identified as potential risks materialize, our business could be harmed. In that event, the trading price of the Class A Common Stock could decline.

Our board of directors makes no recommendation with regard to whether you should consent to the PIK Note Amendment and the General Release Agreement.

Although our board of directors has approved the Offer, it makes no recommendation as to whether holders of PIK Notes should participate in the Offer and consent to the PIK Note Amendment and the General Release Agreement. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of PIK Notes for purposes of negotiating the terms of the Offer. We do not take a position as to whether you ought to participate in the Offer.

If you choose to participate in the Offer, you will be receiving shares of Class A Common Stock, and will be subject to all the risks associated with being a stockholder of the Company, and may no longer have certain prepayment rights under your PIK Notes.

If you choose to participate in the Offer, you will be required to provide your consent prior to the Expiration Date. As a result, you will be subject to all the risks and uncertainties as a holder of the Class A Common Stock, including those set forth in these risk factors. In addition, if the PIK Note Amendment is approved, you will no longer have certain prepayment rights under your PIK Notes.

The PIK Note Amendment, if approved, will allow us issue additional shares of Class A Common Stock or Common Stock Equivalents (as defined in the PIK Note Purchase Agreement) in connection with the Offer, the PIK Note Amendment, the 2022 Debenture Release, and as Private Placement Additional Consideration, and in connection with certain equity, equity-linked or debt financing, without your consent or the prepayment in full of your PIK Notes.

If the PIK Note Amendment is approved by the PIK Note holders in connection with the Offer, the PIK Note Purchase Agreement will be amended to permit the following issuances by the Company of shares of Class A Common Stock and Common Stock Equivalents (as defined in the PIK Note Purchase Agreement) without prepaying the PIK Notes as required by the terms thereof, in the form attached as Exhibit A-1 to the Election to Consent: (i) the issuance of shares of Class A Common Stock in connection with the Offer, (ii) the issuance of shares of Class A Common Stock in connection with the Exchange Offer, (iii) the issuance of shares of Class A Common Stock or Common Stock Equivalents (as defined in the PIK Note Purchase Agreement) in connection with the 2022 Debenture Release, (iv) the issuance of shares of Class A Common Stock or Common Stock Equivalents (as defined in the PIK Note Purchase Agreement) in (a) a private placement of the Company’s equity, equity-linked or debt securities and/or (b) a registered offering of the Company’s equity, equity-linked or debt securities resulting in gross proceeds to the Company no greater than $20 million; provided that (A) the proceeds of a Private Placement resulting in gross proceeds to the Company of at least $2 million are used by the Company to prepay not less than 25% of the Outstanding Principal Balance as of the date of prepayment on a pro rata basis upon the closing of such Private Placement, and (B) the proceeds of a Public Financing resulting in gross proceeds to the Company of at least $10 million are used by the Company to prepay all of the Outstanding Principal Balance as of the date of prepayment upon the closing of such Public Financing, and (v) the issuance of shares of Class A Common Stock or Common Stock Equivalents (as defined in the PIK Note Purchase Agreement) as Private Placement Additional Consideration.

Moreover, because only the approval of the Company and holders that purchased at least 50.01% in interest of the aggregate principal balance of the PIK Notes is required in amend the terms of all the PIK Notes, the prepayment provisions in your PIK Notes may be so amended even if you do not consent to the PIK Note Amendment.

If we complete the Offer and obtain the requisite approval of the PIK Note Amendment by holders of the PIK Notes, the Company will have the right to issue, without your consent or the prepayment of your PIK Notes, Class A Common Stock and in certain cases Common Stock Equivalents (as defined in the PIK Note Purchase Agreement) to holders of PIK Notes in the Offer, the holders of the Assumed Warrants and the former holders of the 2022 Debentures in connection with the Exchange Offer and the 2022 Debenture Release, respectively, and each investor who participates in the Private Placement who was a holder of Assumed Warrants or PIK Notes as of the commencement of the Offer or the Exchange Offer, as applicable, or who is a former holder of 2022 Debentures. We would also have the right, without your consent or the prepayment of your PIK Notes in full, to conduct certain offerings of our equity, equity-linked or debt securities.

As of April 27, 2023, there were 27,418,069 outstanding shares of Class A Common Stock.

Assuming the Company receives consents from all PIK Note holders and the Stockholder Approval is obtained, the Company will issue on a pro rata basis to the holders of the PIK Notes approximately 4,321,875 shares of Class A Common Stock in consideration for the PIK Note Amendment, on the terms and subject to the conditions of the Offer.

If all outstanding Assumed Warrants are tendered in the Exchange Offer, the Company’s obligation to issue 1,905,853 shares of Class A Common Stock under the Assumed Warrants would be eliminated, and approximately 9,205,270 shares of Class A Common Stock, on the terms and subject to the conditions of the Exchange Offer, would be issued to the Assumed Warrant holders in exchange for the Assumed Warrants.

As currently contemplated, if all former holders of 2022 Debentures execute a general release, as discussed in “The Offer, Section 5.B, Background and Purpose of the Offer — Warrant Exchange; Warrant Amendment; 2022 Debenture Release and Private Placement,” approximately 18,760,000 shares of Class A Common Stock would be issued by the Company to such former holders of the 2022 Debentures.

If the Company conducts a Private Placement because the PIK Note Amendment has been approved, each investor who participates in the Private Placement who was a holder of PIK Notes or Assumed Warrants as of the commencement of the Offer or the Exchange Offer, as applicable, and each former holder of 2022 Debentures, may receive additional shares of Class A Common Stock or Common Stock Equivalents (as defined in the PIK Note Purchase Agreement or the Securities Purchase Agreement, as applicable) as further consideration for participating in the Private Placement, in addition to the equity purchase price and other terms of such Private Placement offered to all investors, whether or not such holder of Assumed Warrants tendered its Assumed Warrants or consented to the Warrant Amendments and whether or not such holder of PIK Notes consented to the PIK Note Amendment. The number of such additional shares of Class A Common Stock or Common Stock Equivalents (as defined in the PIK Note Purchase Agreement or the Securities Purchase Agreement, as applicable), if any, will be determined by the Company at a future date.

The number of shares of Class A Common Stock or Common Stock Equivalents (as defined in the PIK Note Purchase Agreement or the Securities Purchase Agreement, as applicable) to be issued by the Company in a Private Placement or a Public Financing, if any, will also be determined by the Company at a future date.

There is no guarantee that your decision whether to participate in the Offer will put you in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell his, her or its shares of Class A Common Stock in the future following the completion of the Offer. If you choose to participate in the Offer, certain future events (including, without limitation, those described in “The Offer, Section 5.F., Plans, Proposals or Negotiations”), which may be significant and may happen quickly at any time in the future, may result in you realizing a lower value than you might have realized in the future had you not agreed to participate in the Offer. You should carefully review the terms of the PIK Notes, including the PIK Note Purchase Agreement governing the PIK Notes, and consult your own individual tax and/or financial advisor for assistance on how the consent to the PIK Note Amendment may affect your individual situation.

There is no assurance that holders of a significant percentage of outstanding PIK Notes will elect to participate in the Offer.

There is no assurance that holders of a significant percentage of the outstanding PIK Notes will elect to participate in the Offer. Moreover, even if a significant number of PIK Note holders participate in the Offer, there is no assurance that the market price of our shares of Class A Common Stock will increase or will not decrease. The price of our shares of Class A Common Stock and the decision of any investors to make an equity investment in the Company are based on numerous material factors, of which the ability of the Company to conduct certain financing transactions without prepayments of the PIK Notes in full, is only one.

The market price of our shares of Class A Common Stock will fluctuate, which may adversely affect PIK Note holders who consent to the PIK Note Amendment in exchange for shares.

The market price of our shares of Class A Common Stock will fluctuate between the date the Offer is commenced, the Expiration Date and the date on which such shares are issued to consenting PIK Note holders. Accordingly, the market price of such shares upon settlement of the Offer could be less than anticipated. The Company does not intend to adjust the Offer Consideration based on any fluctuation in the share price of the Class A Common Stock.

The Class A Common Stock issuable in the Offer are “restricted securities.”

The shares of Class A Common Stock issuable in the Offer are “restricted securities” and may not be sold by the holder absent a registration statement covering the resale of the shares or an exemption from the registration requirements of federal and state securities laws.

The Company will undertake at its sole expense to file the Registration Statement with the SEC covering the resale of all of the shares of Class A Common Stock to be issued pursuant to the Offer promptly following the issuance of such shares of Class A Common Stock to holders of the PIK Notes, but no later than 30 days thereafter. The Company will use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th day after the Filing Deadline (or the 90th day if the SEC notifies the Company that it will review the Registration Statement) and (ii) the fifth business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be reviewed or will not be subject to further review. Thereafter, the holders of shares of Class A Common Stock issuable in the Offer who are listed as selling stockholders in the Registration Statement may sell their shares of Class A Common Stock covered under the Registration Statement in accordance with the resale restrictions set forth in the “Plan of Distribution” section of the prospectus in the Registration Statement. Absent the effectiveness of the Registration Statement, the holder (including any transferees or acquirers) will be required to qualify for an exemption from the registration requirements, which may require a holding period of at least six months. See “The Offer, Section 7, Registration.”

16. THE INFORMATION AGENT/DEALER MANAGER

We have retained Joseph Gunnar & Co., LLC to act as the Information Agent/Dealer Manager in connection with the Offer. All deliveries, correspondence and questions sent or presented to the Information Agent/Dealer Manager relating to the Offer should be directed to the addresses or telephone numbers set forth on the back cover of this Offer Letter. The Information Agent/Dealer Manager will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent/Manager as described above) for soliciting consents pursuant to the Offer. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Information Agent/Dealer Manager for purposes of the Offer.

17. ADDITIONAL INFORMATION; MISCELLANEOUS

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer Letter is a part. This Offer Letter does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. The Company recommends that holders review the Schedule TO, including the exhibits and the information incorporated by reference in the Schedule TO, and the Company’s other materials that have been filed with the SEC before making a decision on whether to accept the Offer, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 31, 2023.

Documents we file (but not documents or information deemed to have been furnished and not filed in accordance with the SEC’s rules) with the SEC under Section 13(e), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer Letter will be incorporated by reference in this Offer Letter only upon our filing of a subsequent amendment to the Schedule TO. Any statement contained in this Offer Letter or in a document (or part thereof) incorporated by reference in this Offer Letter shall be considered to be modified or superseded for purposes of this Offer Letter to the extent that a statement contained in any subsequent amendment to this Offer Letter or amendment to the Schedule TO modifies or supersedes that statement.

You can obtain any of the documents incorporated by reference in this Offer Letter from the SEC’s website at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent/Dealer Manager for the Offer at the telephone numbers and address set forth on the back cover of this Offer Letter.

Each person to whom a copy of this Offer Letter is delivered may obtain a copy of any or all of the referenced documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost. Requests should be directed to our General Counsel at:

FOXO Technologies Inc.
Attention: Michael Will
General Counsel
(612) 562-9447

Sincerely,

FOXO Technologies Inc.
729 N. Washington Ave., Suite 600
Minneapolis, MN 55401

THE INFORMATION AGENT/DEALER MANAFER FOR THE OFFER IS:

1000 RXR Plaza, Uniondale, NY 11556

Please call: (212) 440-9600

Email: VMiscioscia@jgunnar.com

Any question or request for assistance may be directed to the Information Agent/Dealer Manager at the address, phone number and email address listed above.

Requests for additional copies of the Offer Letter, the Election to Consent or other documents related to the Offer may also be directed to the Information Agent/Dealer Manager.